Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 25th day of January 2019 (the “Effective Date”) by and between Sound Financial Bancorp, Inc. (“SFBC”), a Maryland corporation, Sound Community Bank (the “Bank”), a Washington state-chartered commercial bank, and Laura Lee Stewart (the “Executive”).  SFBC and the Bank are sometimes collectively referred to herein as the “Employers.”

WHEREAS, SFBC owns 100% of the outstanding stock of the Bank;

WHEREAS, the Executive is currently serving as President/CEO of the Employers, and as such is a key executive officer whose continued dedication, availability, advice and counsel is deemed important to the Boards of Directors of the Employers and to their respective stockholders;

WHEREAS, the Employers wish to retain the services of the Executive free from any distractions or conflicts that could arise as a result of a Change of Control of SFBC or the Bank; and

WHEREAS, the Employers and the Executive have previously executed an employment agreement dated as of August 30, 2016 (the “Prior Agreement”), and the parties hereto desire to amend and restate the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.	Definitions.
(a)          The term “Cause” shall mean the Executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that her action or failure to act was in the best interest of the Employers.  “Cause” shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Boards of Directors of the Employers at a meeting of the Boards called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to present her views on the matter to the Boards either in person without counsel or in writing), stating that in the good faith opinion of the Boards the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.  The opportunity of the Executive to be heard before the Boards shall not affect the right of the Executive to mediation and arbitration as set forth in Section 19 of this Agreement.

(b)          The term “Change in Control” shall mean a change in the ownership of SFBC or the Bank, a change in the effective control of SFBC or the Bank or a change in the ownership of a substantial portion of the assets of SFBC or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(c)          The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)          The term “Date of Termination” shall mean the earlier of (1) the date upon which the Employers give notice to the Executive of the termination of the Executive’s employment with the Employers or (2) the date upon which the Executive ceases to serve as an employee of the Employers.

(e)          The term “Involuntary Termination” shall mean either (i) SFBC’s and/or the Bank’s termination of the Executive’s employment without the Executive’s express written consent, or (ii) termination of the Executive’s employment by the Executive by reason of a material diminution of or interference with the Executive’s duties, responsibilities and benefits, including any of the following actions, unless consented to in writing by the Executive: (1) a change in the principal workplace of the Executive to a location outside of a 35 mile radius from the Bank’s headquarters office as of the date hereof, (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of other Bank personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of a Bank- wide reduction in staff; (4) a material adverse change in the Executive’s salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (5) a material permanent increase in the required hours of work or the workload of the Executive; provided in each case that Involuntary Termination shall mean a cessation or reduction in the Executive’s services for the Employers (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h) and that also constitutes an involuntary Separation from Service under Treasury Regulation §1.409A-1(n).  In addition, prior to any termination of employment by the Executive pursuant to clauses (1) through (5) of the preceding sentence, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Involuntary Termination shall be deemed to occur with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a notice of Involuntary Termination at any time within sixty (60) days following the expiration of such cure period.  Notwithstanding the foregoing, the term “Involuntary Termination” does not include termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

2.          Term of Agreement.  The initial term of this Agreement shall end on December 31, 2020, subject to earlier termination or extension as provided herein.  Beginning on January 1, 2020 and on each January 1st thereafter, the term of this Agreement shall be extended for a period of one additional year, unless either the Employers give notice to the Executive (or the Executive gives notice to the Employers) in writing at least 60 days prior to such date that the term of this Agreement shall not be extended further. If any party gives timely notice that the term will not be extended as of any such January 1st, then this Agreement shall terminate at the conclusion of its remaining term; provided however, that if a Change in Control occurs during the term of the Agreement, the term shall be automatically extended as of the date of the Change in Control to the extent necessary so that it expires no earlier than the one-year anniversary of the date of the Change in Control. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.          Employment.  The Executive is employed as President/CEO of the Employers. As such, the Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties of an officer of the Employers as the Boards of Directors may prescribe from time to time. The Executive shall devote her full business time and attention to her employment under this Agreement.

4.	Compensation.
(a)          Salary.  The Bank agrees to pay the Executive during the term of this Agreement, not less frequently than monthly, the salary established by the Bank’s Board of Directors, which shall be at least Four Hundred Thirteen Thousand Two Hundred Thirty-One Dollars and Thirty-Seven Cents ($413,231.37) annually. The amount of the Executive’s salary shall be reviewed by the Bank’s Board of Directors, beginning not later than the first anniversary of the Effective Date.  Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Employers under this Agreement. The Executive’s salary in effect from time to time during the term of this Agreement shall not thereafter be reduced.

(b)          Discretionary Bonuses.  The Executive shall be entitled to participate in an equitable manner with all other executive officers of the Employers in discretionary bonuses as authorized and declared by the Boards of Directors of the Employers to its executive employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such bonuses when and as declared by the Boards of Directors.

(c)          Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Employers, provided that the Executive accounts for such expenses as required under such policies and procedures.

5.	Benefits.
(a)          Participation in Retirement and Employee Benefit Plans.  The Executive shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life insurance, medical and dental coverage, education, cash bonuses, and other retirement, stock or employee benefits or combinations thereof, in which the Employers’ full time employees generally participate.

(b)          Sick Leave and Fringe Benefits.  In the event of termination of this Agreement due to the Executive’s disability or death, the Bank shall pay the Executive (or her legal successors) the amount of her salary for any accrued but unused sick leave. The Executive shall be eligible to participate in and receive benefits under the Employers’ sick leave plan and any other fringe benefit plans which are or may become applicable to the Employers’ executive officers.

6.          Vacations; Leave.  The Executive shall be entitled to annual paid vacation in accordance with the policies established by the Employers’ Boards of Directors for executive employees and to voluntary leave of absence, with or without pay, from time to time at such times and upon such conditions as the Boards of Directors may determine in their discretion.

7.	Termination of Employment.
(a)          Involuntary Termination.  The Board of Directors may terminate the Executive’s employment at any time, but, except in the case of termination for Cause, Involuntary Termination of employment shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. In the event of Involuntary Termination, subject to clauses (i) through (iv) of this Section 7(a) below, (1) the Bank shall pay to the Executive during the remaining term of this Agreement the Executive’s salary at the highest annual rate in effect prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Executive if she had continued to be employed under this Agreement, and (2) the Bank shall continue to provide to the Executive during the remaining term of this Agreement the same group health benefits and other group insurance and group retirement benefits as she would have received if she had continued to be employed under this Agreement at no premium cost to the Executive, to the extent that SFBC and the Bank can do so under the terms of applicable plans as are maintained by SFBC and the Bank for the benefit of their executive officers from time to time during the remaining term of this Agreement.

(i)          In the event that the continued participation of the Executive in any group insurance plan as provided in Section 7(a) would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 7(a) any such group insurance plan is discontinued, then SFBC and the Bank shall at their election either (A) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Executive’s Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) pay to the Executive within 20 business days following the Executive’s Date of Termination (or within 20 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to SFBC and the Bank of providing continued coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Executive’s Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year; and

(ii) Any insurance premiums payable by SFBC or the Bank or any successor pursuant to Sections 7(a) or 7(a)(i) shall be payable at such times and in such amounts as if the Executive was still an employee of SFBC and the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, with SFBC or the Bank paying any employee portion of the premiums that the Executive would have been required to pay if she was still an employee of SFBC or the Bank, and (ii) the amount of insurance premiums required to be paid by SFBC and/or the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by SFBC and/or the Bank in any other taxable year.

(iii)          Notwithstanding any other provision contained in this Agreement, if either (A) the time period for making any cash payment under Section 7(a)(i)(B) commences in one calendar year and ends in the succeeding calendar year or (B) in the event any payment under this Section 7(a) is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

(iv)          If the Executive is a “Specified Employee” (as defined in Section 409A of the Code) at the time of her Separation from Service, then payments under this Section 7(a) which do not qualify for the separation pay plan exemption under Treasury Regulation §1.409A-1(b)(9)(iii), and as such constitute deferred compensation under Section 409A of the Code, shall not be paid until the 185th day following the Executive’s Separation from Service, or her earlier death (the “Delayed Distribution Date”).  Any payments deferred on account of the preceding sentence shall be accumulated without interest and paid with the first payment that is payable in accordance with the preceding sentence and Section 409A of the Code.  To the extent permitted by Section 409A of the Code, amounts payable under this Section 7(a) which are considered deferred compensation shall be treated as payable after amounts which are not considered deferred compensation.

(b)          Termination for Cause.  In the event of termination for Cause, the Bank shall pay the Executive the Executive’s salary through the Date of Termination, and the Employers shall have no further obligation to the Executive under this Agreement.

(c)          Voluntary Termination.  The Executive’s employment may be voluntarily terminated by the Executive at any time upon 180 days’ written notice to the Employers or such shorter period as may be agreed upon between the Executive and the Boards of Directors of the Employers. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Executive the Executive’s salary and benefits only through the Date of Termination, at the time such payments are due, and the Employers shall have no further obligation to the Executive under this Agreement.

(d)          Death; Disability.  In the event of the death of the Executive while employed under this Agreement and prior to any termination of employment, the Executive’s estate, or such person as the Executive may have previously designated in writing, shall be entitled to receive from the Bank the salary of the Executive through the last day of the calendar month in which the Executive died.  If the Executive becomes disabled as defined in the Bank’s then current disability plan, if any, the Employers shall be entitled to terminate this Agreement except for their obligation to provide disability benefits under any such disability plan.

(e)          Temporary Suspension or Prohibition.  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(f)          Permanent Suspension or Prohibition.  If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(g)          Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(h)          Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Board of Directors of the Federal Deposit Insurance Corporation (the “FDIC Board”) or its designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC Board or its designee, at the time the FDIC Board or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FDIC Board or its designee to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

8.	Certain Reduction of Payments by the Bank.
(a)          It is the intention of the parties that no payment be made or benefit provided to the Executive that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and any regulations thereunder, thereby resulting in a loss of an income tax deduction by SFBC or the Bank or the imposition of an excise tax on the Executive under Section 4999 of the Code. If the independent accountants serving as auditors for SFBC immediately prior to the date of the payment event determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to the Executive in connection with such payment event, would constitute nondeductible excess parachute payments under Section 280G of the Code, then the payments or benefits scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided to be nondeductible, provided that the payments and benefits under this Agreement shall not be reduced below zero. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.   If the payments and benefits under Section 7(a) are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.

(b)          Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

9.          No Mitigation.  The Executive shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

10.          Attorneys’ Fees.  In the event the Employers exercise their right of termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 19 that Cause did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Employers have failed to make timely payment of any amounts owed to the Executive under this Agreement, the Executive shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination or collecting such amounts.  Such reimbursement shall be in addition to all rights to which the Executive is otherwise entitled under this Agreement.

11.	No Assignments.
(a)          This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Employers shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession or assignment had taken place.  Failure of the Employers to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(a) hereof.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)          This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die following termination of employment while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or if there is no such designee, to the Executive’s estate.

12.          Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to SFBC and the Bank at their home office, to the attention of their respective Boards of Directors with a copy to the Secretary of each of the Employers, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Employers.

13.          Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties, except as herein otherwise provided.

14.          Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.          Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

16.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.          Governing Law.  This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Washington.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

20.          Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement, are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE

ATTEST: /s/Christine Jones	/s/Laura Lee Stewart
Laura Lee Stewart

SOUND FINANCIAL BANCORP, INC.

ATTEST: /s/Christine Jones	By:	/s/Tyler K. Myers
	Name:	Tyler K. Myers
	Title:	Chairman of the Board

SOUND COMMUNITY BANK

ATTEST: /s/Christine Jones	By:	/s/Tyler K. Myers
	Name:	Tyler K. Myers
	Title:	Chairman of the Board